EXHIBIT 99.1


                             P R E S S R E L E A S E


February 26, 2004

                                                          For Immediate Release

For Information
Contact:          Edward G. Kitz
                  (414) 231-5000


Roundy's, Inc. Announces Financial Results For Fourth Quarter and Fiscal Year
2003

Fourth Quarter 2003 summary
o        Net sales and service fees of $1,334.9 million
o        Gross profit of $262.1 million
o        Net income of $11.8 million
o        Adjusted EBITDA of $50.4 million

For comparative purposes, all 2002 year-to-date results of Roundy's, Inc. ("Roundy's" or the "Company") include the combination of predecessor (results prior to June 6, 2002) and successor income statement information. Due to the June 6, 2002 acquisition, results subsequent to June 6, 2002 may not necessarily be comparable to prior periods.

Sales
Net sales and service fees were $1,334.9 million for the fourth quarter of 2003, a $390.1 million, or 41.3%, increase from $944.8 million for the fourth quarter of 2002. The fourth quarter of 2003 was a 14-week quarter and the extra week (the week ending January 3, 2004) contributed $100.5 million of the sales increase. The following quarterly variance discussion compares the 14-week fourth quarter of 2003 to the 13-week fourth quarter of 2002.

Retail sales were $786.2 million for the fourth quarter of 2003, a $363.2 million, or 85.9%, increase from $423.0 million for the fourth quarter of 2002. This increase in retail sales was primarily due to the effect of six acquired store groups, consisting of 53 stores in total, that operated under the Company's ownership as of January 3, 2004 (collectively, the "Acquired Stores"). These Acquired Stores include: (i) 31 Rainbow Foods ("Rainbow") retail grocery stores in the Minneapolis-St. Paul area acquired from Fleming Companies, Inc. ("Fleming") in June 2003 and reopened immediately by Roundy's (the "Rainbow Minneapolis Acquisition"); (ii) 16 Pick 'n Save retail grocery stores acquired in four separate transactions including two of the seven former Kohl's Food Stores ("Kohl's") acquired from the Great Atlantic & Pacific Tea Company, Inc. ("A&P") in October 2003 that were reopened as Pick 'n Save stores in December 2003; and (iii) six Copps Food Stores in the Madison, Wisconsin area acquired from A&P in April 2003 and reopened in late May and early June 2003 (the "Copps Madison Acquisition"). The Acquired Stores contributed $302.6 million to the fourth quarter retail sales increase. As of January 3, 2004, Roundy's operated 115 retail grocery stores including 52 Pick 'n Save stores, 32 Copps stores and 31 Rainbow stores.

Fourth quarter 2003 same store sales at our retail stores (including acquired Pick 'n Save licensed stores operated in 2002 by their prior owners) improved 4.3% from the fourth quarter of 2002. Our same store sales results were positively impacted by the closure of 23 Kohl's stores in southeastern Wisconsin in August 2003. Because the fourth quarter of 2003 was a 14-week quarter, sales for the week ending January 3, 2004 are excluded from the same store sales comparison to the 13-week fourth quarter of 2002.

"Our same store sales were particularly strong in the fourth quarter as we realized the benefit of a full quarter of operating results following Kohl's exit from southeastern Wisconsin. We look forward to the opportunity to continue to grow our Wisconsin area customer base through the conversion of the seven former Kohl's locations acquired in October 2003 to the Pick 'n Save banner. Five of these seven stores have reopened as of today. While these seven new stores will grow our retail sales base in southeastern Wisconsin, they will also negatively impact sales at certain of our Pick 'n Save stores, and, as a result, we expect our future same store sales performance to be more consistent with our overall expectation of approximately 1% annual growth," said Roundy's Chairman and CEO, Robert A. Mariano.

Wholesale sales were $991.0 million for the fourth quarter of 2003, a $215.3 million, or 27.8%, increase from $775.7 million for the fourth quarter of 2002. This improvement was due to increased sales to Company-owned stores supplied by our Wisconsin wholesale divisions and new independent customers supplied by both our Wisconsin and non-Wisconsin wholesale divisions.

Gross Profit
Gross profit was $262.1 million for the fourth quarter of 2003, a $94.1 million, or 56.0%, increase from $168.0 million for the fourth quarter of 2002. The increase in gross profit for the quarter was primarily due to the Acquired Stores. Gross profit, as a percent of net sales and service fees, for the fourth quarter of 2003 and 2002 was 19.6% and 17.8%, respectively. The increase in gross profit percentage was primarily due to the increase in the sales mix attributable to our retail stores, which have a higher gross profit percentage than our wholesale segment. Retail sales for the fourth quarter of 2003 represented 58.9% of net sales and service fees compared with 44.8% for the fourth quarter of 2002. The increase in retail sales concentration was primarily due to the Acquired Stores, as discussed above. The retail gross profit percentage was 24.0% and 24.4% for the fourth quarter of 2003 and 2002, respectively. The decrease in retail gross profit percentage was primarily due to gross margin investments designed to increase sales and customer traffic in certain of our Acquired Stores. The wholesale gross profit percentage was 8.3% and 8.9% for the fourth quarter of 2003 and 2002, respectively. The decrease in wholesale gross profit percentage was primarily due to a shift in the sales mix towards lower margin sales resulting from increased sales to certain of our larger customers.

Operating and Administrative Expenses
Operating and administrative expenses were $229.0 million for the fourth quarter of 2003, an $82.9 million, or 56.7%, increase from $146.1 million for the fourth quarter of 2002. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 17.2% for the fourth quarter of 2003 compared with 15.5% for the fourth quarter of 2002. The percentage increase was attributable to the Acquired Stores and the resulting increased concentration of sales in our retail segment for the fourth quarter of 2003, which has a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses increased to 21.3% of retail sales for the fourth quarter of 2003 compared with 21.2% for the fourth quarter of 2002. Wholesale operating and administrative expenses decreased to 5.4% of wholesale sales for the fourth quarter of 2003 compared with 6.3% for the same period of 2002. This decrease was due to operational and productivity improvements in our wholesale operations as well as increased leverage of fixed costs over a higher wholesale sales base. In addition, corporate and other operating expenses were $12.1 million for the fourth quarter of 2003 compared with $4.1 million for the fourth quarter of 2002. The increase was primarily attributable to increased unallocated corporate marketing and administrative expenses.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $12.1 million for the fourth quarter of 2003, a $3.4 million increase from $8.7 million for the fourth quarter of 2002. The increase in interest expense was primarily due to increased levels of indebtedness in the fourth quarter of 2003 compared with the fourth quarter of 2002.

Net Income
Net income was $11.8 million for the fourth quarter of 2003, a $3.9 million increase, from $7.9 million for the fourth quarter of 2002. The net income margin was 0.9% and 0.8% for the fourth quarter of 2003 and 2002, respectively.

Adjusted EBITDA
Adjusted EBITDA (as defined under "Segment Data") was $50.4 million for the fourth quarter of 2003, a $12.7 million, or 33.7%, increase from $37.7 million for the fourth quarter of 2002. Retail Adjusted EBITDA for the fourth quarter of 2003 was $32.2 million, an increase of $12.6 million, or 64.5%, from $19.6 million for the fourth quarter of 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to increased sales at our comparable stores and to the Acquired Stores. Wholesale Adjusted EBITDA for the fourth quarter of 2003 was $30.3 million, an increase of $8.1 million, or 36.3%, from $22.2 million for the fourth quarter of 2002. This increase was primarily due to increased sales levels and operational and productivity improvements as discussed above. For the fourth quarter of 2003, our Adjusted EBITDA margin was 3.8% compared with 4.0% for the fourth quarter of 2002. The decrease in our Adjusted EBITDA margin was due to a decrease in the Adjusted EBITDA margin of our retail segment from 4.6% to 4.1% primarily as a result of the decrease in the retail segment gross profit percentage as discussed above. For a discussion of the reasons why the Company believes that Adjusted EBITDA provides information that is useful to investors and a reconciliation of Adjusted EBITDA to net income under generally accepted accounting principles, see Note (1) to the Table under "Segment Data."

Selected Results for the Fiscal Year Ended January 3, 2004 Compared With the Fiscal Year Ended December 28, 2002

Sales
Net sales and service fees were $4,381.1 million for the year ended January 3, 2004, a $745.1 million, or 20.5%, increase from $3,636.0 million for the year ended December 28, 2002. Fiscal 2003 was a 53-week year and the extra week (the week ending January 3, 2004) contributed $100.5 million of the sales increase. The following fiscal year variance discussion compares the 53 weeks of 2003 to the 52 weeks of 2002. Retail sales were $2,457.3 million for 2003, an $868.0 million, or 54.6%, increase from $1,589.3 million for 2002. This increase in retail sales was primarily due to the effect of the Acquired Stores which contributed approximately $781.6 million of the increase.

2003 same store sales at our retail stores (including acquired Pick 'n Save licensed stores operated in 2002 by their prior owners) improved 2.7% over 2002. Because fiscal year 2003 was a 53-week year, sales for the week ending January 3, 2004 are excluded from the same store sales comparison to the 52-week 2002 fiscal year.

Wholesale sales were $3,319.9 million for 2003, a $323.9 million, or 10.8%, increase from $2,996.0 million for 2002. This increase was primarily due to increased sales to Company-owned stores served by our Wisconsin wholesale divisions and new independent customers supplied by both our Wisconsin and non-Wisconsin wholesale divisions.

Adjusted EBITDA
Adjusted EBITDA was $187.1 million for 2003, a $44.1 million, or 30.8%, increase from $143.0 million for 2002. Retail Adjusted EBITDA for 2003 was $110.5 million, a $33.4 million, or 43.5%, increase from $77.1 million for 2002. The increase in Adjusted EBITDA at the retail segment was primarily due to increased sales at our comparable stores and to the Acquired Stores. Wholesale Adjusted EBITDA for 2003 was $107.5 million, a $25.3 million, or 30.8% increase from $82.2 million for 2002. This increase was primarily due to operational and labor productivity improvements as well as increased sales. For fiscal year 2003, our Adjusted EBITDA margin was 4.3% compared with 3.9% for fiscal year 2002.

Capital Expenditures
Capital spending totaled $57.6 million for the year ended January 3, 2004. Capital expenditures consisted primarily of remodeling and maintenance of our stores, fixtures and equipment for new stores and technology related investments. This compares to capital expenditures of $33.3 million for 2002.

First Quarter 2004
As of February 26, 2004, the Company had opened five of the seven former Kohl's stores that it acquired from A&P on October 17, 2003 as Pick 'n Save stores. The remaining two stores are being remodeled. The Company currently operates 119 retail grocery stores including 56 Pick 'n Save stores, 32 Copps stores and 31 Rainbow stores.

Accounting Pronouncements
The Company has applied Emerging Issues Task Force No. 03-10 ("EITF 03-10"), "Application of EITF Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," by Resellers to Sales Incentives Offered to Customers by Manufacturers" to its 2003 results which is consistent with its original 2002 presentation. Pursuant to EITF 03-10, vendor-funded coupon reimbursements can be considered part of net sales at the point of sale. This pronouncement in EITF 03-10 reverses an accounting policy that the Company adopted on December 29, 2002 pursuant to Emerging Issues Task Force No. 02-16 ("EITF 02-16"), "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," that reclassified such vendor-funded coupon reimbursements as a reduction to net sales and cost of sales. Accordingly, $31.4 million and $23.2 million of such reimbursements for the nine months ended September 27, 2003 and September 28, 2002, respectively, have been reclassified as an increase in net sales with a corresponding increase in cost of sales.

With the exception of the vendor-funded coupon reimbursements mentioned above, EITF 03-10 confirms the pronouncements in EITF 02-16 related to other types of vendor consideration. Accordingly, certain vendor-funded advertising and other programs have been reclassified in the consolidated statements of income and prior periods have been consistently reclassified. Specifically, vendor reimbursements previously classified as offsets to advertising and other expenses, have now been reflected as reductions in cost of sales pursuant to EITF 02-16 and as affirmed by EITF 03-10. Accordingly, $13.8 million and $8.8 million of such reimbursements in the fourth quarter of 2003 and the fourth quarter of 2002, respectively, and $44.9 million and $31.7 million for the fiscal year ended January 3, 2004 and December 28, 2002, respectively, have been classified as a reduction in cost of sales with a corresponding increase in operating and administrative expenses.

Conference Call
A conference call to review the fourth quarter and fiscal year 2003 results will be held on Thursday, February 26, 2004, at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is "Roundy's" and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until March 4, 2004 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of February 26, 2004, Roundy's operated 119 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From seven distribution centers, Roundy's supplies over 800 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other additional information.

This release contains forward-looking statements about the future performance of the Company, which are based on management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the Company's ability to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.



                                                                                    ROUNDY'S, INC.
                                                                CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                                                            (Subject to Reclassifications)
                                                                                (Dollars in thousands)


                                                                   53 Weeks Ended  52 Weeks Ended
                                 14 Weeks Ended   13 Weeks Ended                      Combined        Successor      Predecessor
                                 --------------   --------------   --------------   --------------   --------------   --------------
                                  January 3,      December 28,       January 3,     December 28,   June 7, 2002 to December 30, 2001
                                    2004             2002             2004             2002       December 28, 2002 to June 6, 2002
                                 --------------   --------------   --------------   --------------   --------------   --------------
Revenues:
Net sales and service fees       $    1,334,872   $      944,799   $    4,381,078   $    3,636,037   $    2,076,568   $    1,559,469
Other - net                                 414              371            2,188            1,901            1,207              694
                                 --------------   --------------   --------------   --------------   --------------   --------------
                                      1,335,286          945,170        4,383,266        3,637,938        2,077,775        1,560,163
                                 --------------   --------------   --------------   --------------   --------------   --------------

Cost and Expenses
Cost of sales                         1,072,810          776,781        3,502,219        2,994,950        1,711,926        1,283,024
Operating and administrative            229,022          146,074          743,524          548,664          311,031          237,633
SARs and other termination costs                                                             7,400                             7,400
Interest expense                         12,904            9,742           45,573           34,780           21,015           13,765
                                 --------------   --------------   --------------   --------------   --------------   --------------
                                      1,314,736          932,597        4,291,316        3,585,794        2,043,972        1,541,822
                                 --------------   --------------   --------------   --------------   --------------   --------------

Income Before Income Taxes               20,550           12,573           91,950           52,144           33,803           18,341
Provision for Income Taxes                8,742            4,641           37,302           20,758           13,345            7,413
                                 --------------   --------------   --------------   --------------   --------------   --------------
Net Income                       $       11,808   $        7,932   $       54,648   $       31,386   $       20,458   $       10,928
                                 ==============   ==============   ==============   ==============   ==============   ==============





                                 ROUNDY'S, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Subject to Reclassifications)
                  (Dollars in thousands, except per share data)




                                                     2003                2002
                                                   ----------          --------
                                                    Unaudited          Audited
                                                   ----------          --------
                                Assets
Current Assets:
  Cash and cash equivalents                      $    90,006          $  139,778
  Notes and accounts receivable, less allowance
    for losses of $5,012 and $5,577,
      respectively                                    81,929              87,344
  Merchandise inventories                            263,388             236,465
  Prepaid expenses                                    12,429               9,756
  Deferred income tax benefits                        17,745              15,871
                                                   ----------         -----------
    Total current assets                             465,497             489,214
                                                   ----------         -----------

Property and Equipment - Net                         320,149             214,548

Other Assets:
  Deferred income tax benefits                        28,161              25,231
  Notes receivable, 2002 is net of allowance
    for losses of $1,475                               2,877               3,523
  Other assets - net                                  85,211              91,344
  Goodwill                                           639,995             556,894
                                                   ----------         -----------
    Total other assets                               756,244             676,992
                                                   ----------         -----------

Total assets                                      $1,541,890         $ 1,380,754
                                                  ==========          ===========



                  Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                $  296,733         $   240,845
  Accrued expenses                                   140,999             137,416
  Current maturities of long-term debt                 4,229               2,961
  Income taxes                                        11,782              13,370
                                                   ----------         -----------
    Total current liabilities                        453,743             394,592
                                                   ----------         -----------

Long-Term Debt                                       597,750             559,824
Other Liabilities                                    100,791              91,380
                                                   ---------          ----------
    Total liabilities                              1,152,284           1,045,796
                                                  ----------          ----------

Shareholder's Equity:
  Common stock:
    Common stock (1,000 shares issued and
     outstanding at $0.01 par value)
  Additional paid-in capital                         314,500             314,500
  Retained earnings                                   75,106              20,458
                                                   ----------         -----------
    Total shareholder's equity                       389,606             334,958
                                                   ----------         -----------

Total liabilities and shareholder's equity       $ 1,541,890         $ 1,380,754
                                                  ==========         ===========




                                 ROUNDY'S, INC.
                            SEGMENT DATA (Unaudited)
                         (Subject to Reclassifications)
                             (Dollars in thousands)




                                                                            53 Weeks Ended       52 Weeks Ended
                                                                            --------------       --------------
                                 14 Weeks Ended        13 Weeks Ended                              Combined
                                 --------------       ----------------                           --------------
                                   January 3,           December 28,         January 3,          December 28,
                                     2004                  2002                 2004                 2002
                                  ------------       ----------------      --------------        --------------
REVENUES:
  Retail operations              $  786,200            $ 423,008              $ 2,457,346         $ 1,589,267
  Wholesale operations              990,969              775,704                3,319,927           2,996,034
  Eliminations                     (442,297)            (253,913)              (1,396,195)           (949,264)
                                  ----------            ---------              -----------         -----------

  Total                          $1,334,872            $ 944,799              $ 4,381,078         $ 3,636,037
                                 ==========            =========              ===========         ===========


ADJUSTED EBITDA (1):
  Retail operations              $   32,186            $  19,565              $   110,542         $    77,053
  Wholesale operations               30,275               22,207                  107,507              82,171
  Corporate and other               (12,108)              (4,118)                 (30,927)            (16,213)
                                  ----------            ---------              -----------         -----------

     Total                         $ 50,353            $  37,654              $   187,122         $   143,011
                                   =========            =========              ===========         ===========


ADJUSTED EBITDA RECONCILIATION:
Net income                      $    11,808            $   7,932              $    54,648         $    31,386
Interest expense                     12,904                9,742                   45,573              34,780
Income taxes                          8,742                4,641                   37,302              20,758
Depreciation and amortization
  expense                            16,899               15,339                   49,599              48,687
SARs and other termination costs                                                                        7,400
                                  ----------            ---------              -----------         -----------
     Total                       $   50,353            $  37,654              $   187,122         $   143,011
                                  ==========            =========              ===========         ===========


(1) Adjusted EBITDA represents net income plus interest, income taxes, SARs and other termination costs, depreciation and amortization. The Company uses
Adjusted EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that Adjusted EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.
